EXHIBIT 99.1

RUDOLPH TECHNOLOGIES REPORTS 2012
FIRST QUARTER RESULTS

Company Leveraged to High Growth Wafer Level Packaging Market;
Strength in Back-End Orders Drives Increase in Second Quarter
Revenue Guidance up 15 to 20 Percent

FLANDERS, NEW JERSEY (April 30, 2012) - Rudolph Technologies, Inc. (Nasdaq: RTEC), a leading provider of process characterization equipment and software for wafer fabs and advanced packaging facilities, today announced financial results for the first quarter of 2012.

2012 First Quarter Highlights:

•	First quarter 2012 revenue of $45.7 million increased 5 percent as compared with fourth quarter 2011.

•	GAAP net income was $1.9 million, or $0.06 per fully diluted share; non-GAAP net income was $2.9 million, or $0.09 per fully diluted share.

•	Back-end sequential orders increased 100 percent.

•	Cash increased by $6.1 million to $173.7 million or $4.32 net cash per share.

•	Record foundry related sales drove 60 percent of revenue.

Recent Business Highlights:

•
New market for Metrology in Back-end Packaging has significant market potential. Entry into back-end packaging opens new application space for the Company's MetaPULSE® metrology system for measurements of under bump metallization and redistribution layers used in advanced packaging technologies. Rudolph Technologies is engaged with a number of other logic, memory and foundry customers to expand into additional critical back-end applications.

•	Earlier than expected recovery in back-end markets resulted in overall book-to-bill ratio well above the industry's ratio of 1.13.

•
Back-end orders surge, with quarter-over-quarter growth of 100 percent driving increased second quarter revenue guidance range of up between 15 percent to 20 percent, which the Company believes will result in a record quarter in macro defect inspection.

Ideally Positioned to Benefit Dual Market Drivers of Smaller Geometries and Advanced Packaging
Paul F. McLaughlin, Chairman and Chief Executive Officer, commented, “Rudolph's solid financial performance in the first quarter provides a sturdy foundation for the potential of a record 2012. We are particularly pleased with the expanding breadth of our customer base as we continue to leverage our significant market penetration in both front-end and back-end markets which are off-cycle to each other.”

Mr. McLaughlin noted, “In its quest to create ever-smaller form factors and to move in conjunction with Moore's Law, the semiconductor industry is increasing its capital intensity as each new technology is introduced. The difference now from prior cycles is the fact that front-end spending is centered on manufacturing at smaller geometries, while the back-end spending is predominantly focused on Advanced Packaging. Many of the new technologies being used in the back-end have roots in the front-end. Rudolph is unique in its mixture of front-end and back-end businesses and the significant R&D investments we have made in the past few years that leverage both are beginning to pay off. This positions Rudolph to capture the maximum benefits from both front-end and back-end investment cycles.”

Rudolph is the Overall Market Leader in the High Growth Back-End Macro Defect Market
“The back-end has made an earlier than expected recovery of robust proportions and is providing substantial growth opportunities for the Company,” Mr. McLaughlin added. “In fact, Gartner recently noted that the back-end macro defect market has eclipsed the front-end macro defect inspection market in overall size, with nearly 60 percent of the total macro defect inspection market coming from the back-end. Revenues in this fast growing market are driven largely by advanced Wafer Level Packaging (WLP) -- and Rudolph is the overall market leader in the back-end.

“Advanced packaging has many sub-segments including: bump, Through Silicon Via, and 2.5D/3D packaging among others, and is a market that is forecast to outpace the growth rate of most all others as it increases in importance for mobile solutions. In addition, numerous device and end product applications such as RF/wireless, sensors, mixed technology, and optoelectronics demand WLP solutions for integration, cost, and performance requirements. Most important, however, the advanced packaging market is not simply capacity driven. Rather, 2.5D/3D packaging technological innovations are driving additional inspection requirements above and beyond unit driven volumes. As this WLP market unfolds over the next three years, Rudolph's TAM (Total Addressable Market) is forecast to double.”

Mr. McLaughlin concluded, “Rudolph is building, diversifying and growing. Our strategic investments in R&D have resulted in technology-leading products, which firmly position the Company for solid growth. The markets that we serve have above-average growth opportunities and we are the #1 or #2 share leaders in most served markets. We have a substantial and expanding portfolio of products and technologies that gives us balance throughout market cycles. Our target mix of 60 percent inspection, 30 percent metrology and 10 percent software revenues that we apply to front-end and back-end markets in a 60 percent to 40 percent ratio, respectively, are forecast to show non-GAAP operating margins on the order of 30 percent in the quarters ahead. We believe Rudolph enters 2012 ideally positioned with the right markets, and the right products at the right time.”

First Quarter 2012 Financial Results
First quarter 2012 revenue totaled $45.7 million, a 5 percent increase compared with $43.6 million for the 2011 fourth quarter. During the 2012 first quarter, international sales represented approximately 80 percent of revenue, while domestic sales accounted for 20 percent. In the fourth quarter of 2011, international sales represented approximately 67 percent of revenue and domestic sales accounted for 33 percent. Revenue from front-end semiconductor customers accounted for approximately 71 percent of revenue and back-end customers accounted for 29 percent in the 2012 first quarter.

First quarter 2012 gross margin was 52 percent, as compared with 53 percent in the fourth quarter 2011. The decrease in margin in the quarter was primarily due to lower software sales and an increase in lower margin transparent metrology product sales in the quarter.

Operating expenses for the first quarter of 2012 totaled $19.4 million, a decrease of $3.3 million from $22.7 million in the 2011 fourth quarter. Research and development (R&D) expenses for the first quarter totaled $9.8 million, compared with $9.6 million in the fourth quarter of 2011. The increase in R&D is primarily due to higher project and compensation costs. Selling, general and administrative (S,G&A) expenses for the first quarter totaled $9.2 million, compared with $12.7 million in the 2011 fourth quarter. The decrease in S,G&A was primarily due to the fourth quarter 2011 SG&A including a $4.3 million reserve related to a patent infringement lawsuit with Integrated Technology Corporation, partially offset by an increase in compensation expenses.

GAAP net income for the first quarter of 2012 was $1.9 million, or $0.06 per diluted share, compared with net income of $6.2 million or $0.19 per diluted share, for the fourth quarter of 2011. Excluding the after-tax impact of $1.1 million in non-GAAP adjustments, which included legal and share-based compensation charges, the first quarter 2012 non-GAAP net income was $2.9 million, or $0.09 per diluted share.

The Company noted that fourth quarter 2011 results reflected the impact of a $7.2 million tax benefit. During the fourth quarter, Rudolph reversed a portion of the valuation allowance on its deferred tax assets as well as recorded other tax adjustments, which resulted in a benefit against the Company's income tax provision.

Balance Sheet Strength
At March 31, 2012, cash and marketable securities increased $6.1 million to $173.7 million from the previous quarter. Accounts receivable decreased to $38.7 million and inventory increased to $53.2 million. Working capital increased $5.6 million, ending the quarter at $239.8 million.

Conference Call
Rudolph Technologies will discuss its 2012 first quarter results on a conference call it is hosting today at 4:30 PM EDT. A live audio webcast will be available to investors on the Company's website at www.rudolphtech.com. To listen to the webcast, please go to the website at least fifteen minutes early to register, download and install any necessary software. To access the live conference call, please dial (888) 603-6873 and reference Conference ID # 71094029.

There will be a replay of the conference call available for one week following the live broadcast. To access the replay, please dial 855-859-2056 and reference Conference ID # 71094029.

Discussion of Non-GAAP Financial Measures
In this press release, we have presented financial measures, which have not been determined in accordance with generally accepted accounting principles (GAAP) and are therefore non-GAAP financial measures. Non-GAAP financial measures exclude the impact of litigation fees and share-based compensation. We believe that this presentation of non-GAAP financial measures allows investors to better assess the Company's operating performance by comparing it to prior periods on a more consistent basis. We have included a reconciliation of various non-GAAP financial measures to those measures reported in accordance with GAAP. To that end, non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. Because our calculation of non-GAAP financial measures may differ from similar measures used by other companies, investors should be careful when comparing our non-GAAP financial measures to those of other companies.

About Rudolph Technologies
Rudolph Technologies, Inc. is a worldwide leader in the design, development, manufacture and support of defect inspection, process control metrology, and data analysis systems and software used by semiconductor device manufacturers worldwide. Rudolph provides a full-fab solution through its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down the costs and time to market of their products. The Company's yield management solutions are used in both the wafer processing and final manufacturing of ICs, as well as in emerging markets such as LED and Solar. Headquartered in Flanders, New Jersey, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the Company's website at www.rudolphtech.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) which include Rudolph's business momentum and future growth; the benefit to customers of Rudolph's products and customer service; Rudolph's ability to both deliver products and services consistent with our customers' demands and expectations and strengthen its market position; Rudolph's expectations regarding semiconductor market outlook; as well as other matters that are not purely historical data. Rudolph wishes to take advantage of the “safe harbor” provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Rudolph's control. Such factors include, but are not limited to, the Company's ability to leverage its resources to improve its position in its core markets; its ability to weather difficult economic environments; its ability to open new market opportunities and target high-margin markets; and the strength/weakness of the back-end and/or front-end semiconductor market segments. Additional information and considerations regarding the risks faced by Rudolph are available in Rudolph's Form 10-K report for the year ended December 31, 2011 and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Rudolph's current expectations, the Company cannot guarantee any related future results, levels of activity, performance or achievements. Rudolph does not assume any obligation to update the forward-looking information contained in this press release.

For more information, please contact:

Investors:
Steven R. Roth
973.448.4302
steven.roth@rudolphtech.com

Trade Press:
Virginia Becker
952.259.1647
virginia.becker@rudolphtech.com

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) - (Unaudited)

	March 31, 2012	December 31, 2011
		(Audited)

ASSETS
Current assets
Cash and marketable securities	$173,651	$167,559
Accounts receivable, net	38,665	41,036
Inventories	53,154	49,501
Prepaid and other assets	6,668	5,005
Total current assets	272,138	263,101
Net property, plant and equipment	11,077	12,530
Intangibles	11,890	12,306
Other assets	17,980	17,974
Total assets	$313,085	$305,911

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$17,172	$12,201
Other current liabilities	15,143	16,656
Total current liabilities	32,315	28,857
Convertible senior notes	47,129	46,524
Other non-current liabilities	8,693	8,752
Total liabilities	88,137	84,133
Stockholders' equity	224,948	221,778
Total liabilities and stockholders' equity	$313,085	$305,911

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended
	March 31, 2012	March 31, 2011

Revenues	$45,709	$50,599
Cost of revenues	21,944	23,302
Gross profit	23,765	27,297
Operating expenses:
Research and development	9,802	8,895
Selling, general and administrative	9,179	9,875
Amortization	416	443
Total operating expenses	19,397	19,213
Operating income	4,368	8,084
Interest income (expense)	(1,076)	42
Other income (expense)	(419)	24
Income before income taxes	2,873	8,150
Provision for income taxes	1,011	1,411
Net income	$1,862	$6,739

Net income per share:

Basic	$0.06	$0.21
Diluted	$0.06	$0.21

Weighted average shares outstanding:

Basic	32,026	31,537
Diluted	32,713	32,071

(table to follow)

RUDOLPH TECHNOLOGIES, INC. RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended
	March 31, 2012	March 31, 2011

GAAP operating income	$4,368	$8,084
Non-GAAP adjustments:
Litigation costs	638	872
Share-based compensation	974	1,281
Total non-GAAP adjustments	1,612	2,153
Non-GAAP operating income	$5,980	$10,237

GAAP net income	$1,862	$6,739
Total non-GAAP adjustments	1,612	2,153
Income tax effect of non-GAAP adjustments (1)	(552)	(425)
Non-GAAP net income	$2,922	$8,467

Net income per share:
Basic	$0.09	$0.27
Diluted	$0.09	$0.26

1) For the three month periods ended March 31, 2012 and 2011, the non-GAAP adjustments were taxed at a marginal tax rate of 34.2% and 19.7%, respectively.

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